Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Completes $125 Million Convertible Notes Offering

Waltham, Mass., May 10, 2004 – Oscient Pharmaceuticals Corporation (Nasdaq: GENE) today announced the completion of its offering of $125 million in principal amount of 3.5% senior convertible notes due April 15, 2011 in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”). The notes will be convertible into the Company’s common stock, at the option of the holders, at an initial conversion price of $6.64 per share. The notes may be redeemed by the Company beginning on May 10, 2010. The Company has granted the initial purchasers a 30-day right to purchase up to an additional $18,750,000 in principal amount of the notes.

The Company plans to use the majority of the net proceeds to support the launch of FACTIVE® (gemifloxacin mesylate) tablets, accelerate aspects of the Ramoplanin and FACTIVE development programs, pursue additional in-licensing opportunities and for other general corporate purposes. The Company also expects to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes.

The notes, and the common stock issuable upon conversion of the notes, are not registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Oscient Pharmaceuticals, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statement

This news release contains forward-looking statements concerning Oscient Pharmaceuticals’ issuance of convertible notes, potential uses of the proceeds from the offering, its plans and timing for the commercial launch of FACTIVE tablets, and plans for other development programs. Oscient Pharmaceuticals may not use the net proceeds for some of the potential purposes described above. There can be no assurance that Oscient Pharmaceuticals will be able to successfully launch FACTIVE tablets. Even if the company succeeds in launching FACTIVE tablets, the product may not gain market acceptance due to competition from competing products or unanticipated safety, efficacy, manufacturing or other regulatory issues. It is also uncertain whether Oscient Pharmaceuticals will be able to successfully develop FACTIVE intravenous. The company is subject to the risks related to its lead product candidate, Ramoplanin, such as (i) the company’s inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of the clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients.

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